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                                                                    EXHIBIT 4.1


                          CORGENIX MEDICAL CORPORATION
                           CERTIFICATE OF DESIGNATIONS
                          OF PREFERENCES OF SERIES A 5%
                          CONVERTIBLE, PREFERRED STOCK
                      PURSUANT TO SECTION 78.1955(1) OF THE
                        GENERAL CORPORATION LAW OF NEVADA

        The undersigned Mike Mustafoglu, being the President and the Secretary of CORGENIX MEDICAL CORPORATION, a Nevada corporation (the "Corporation"), do hereby make and execute this Certificate of Designations and do hereby certify on behalf of the Corporation that:

        1. They are respectively the duly elected and acting President and Secretary of the Corporation.

        2. On May 7, 1998 the Board of Directors of the Corporation duly adopted the following resolutions designating shares of the Corporation's Preferred Stock as Series A 5% Convertible Preferred Stock and fixing the voting powers, designations, preferences, limitations, restrictions and relative rights thereof:

        RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Corporation's Certificate of Incorporation and Section 78.1955(1) of the General Corporation Law of Nevada, there is hereby established a series of shares of the authorized Preferred Stock of the Corporation designated "Series A 5% Convertible Preferred Stock" (the "Series A Preferred Stock"); that the shares constituting such series and to which this resolution shall apply shall be One Million Five Hundred Thousand (1,500,000) shares; and that the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed on the Series A Preferred Stock shall be as follows:

        Section 1. Designation and Amount. The shares of such series shall be designed as "Series A 5% Convertible, Preferred Stock" (herein referred to as "Series A Preferred Stock"), having a par value per share equal to $.001, and the number of shares constituting such series shall be 1,500,000.

        Section 2.    Dividends.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive dividends (the "Preferred Dividend") payable in cash or in shares of Series A Preferred Stock, at the rate of $.05 per share per annum (the "Dividend Rate") on a cumulative basis from the actual date of original issue of each share of Series A Preferred Stock (the "Original Issue Date"), whether or not declared, out of funds legally available therefore, payable quarterly in arrears on the fifteenth day of each February, May, August, and November in each year (each a "Dividend Payment Date"). Payments shall commence on August 15, 1998. Each such Preferred Dividend shall be payable to the holders of record of the Series A Preferred Stock at the close of business on the preceding December 31, March 31, June 30, and September 30, respectively. Each dividend shall be declared by the Board of Directors no more than fifteen (15) days prior to its respective record date. Payments shall equal $.0125 per share on each Dividend Payment Date or such lesser amount as shall result from any proration in respect of any partial quarterly period. The amount of Preferred Dividends payable upon the occurrence of any event described in Sections 3, 5 or 7 hereof shall be computed by multiplying the applicable Dividend Rate by

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a fraction, the numerator of which shall be the number of days since the preceding Dividend Payment Date to the date of payment of such partial Preferred Dividend and the denominator of which shall be 360. Any shares of Series A Preferred Stock issued as a stock dividend shall be valued for purposes of the Dividend Rate at $1.00 per share of Series A Preferred Stock issued.

               (b) The Dividend  Rate shall be adjusted  commencing  twenty-four
(24) months after the Original Issue Date, by increasing the Dividend Rate to $.10 per share per annum, with the quarterly Preferred Dividend being increased to $.025 per share, and thereafter on each succeeding twelve (12) month anniversary of the Original Issue Date, the Dividend Rate shall be increased such that during the fourth and fifth years following the Original Issue Date the Dividend Rate shall be $.12 and $.14, and the quarterly Preferred Dividend shall be $.03 and $.035, respectively, and so on until all of the outstanding shares of Series A Preferred Stock shall have been redeemed or converted as provided in this Certificate of Designations.

               (c) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Common Stock) shall be declared or paid or set apart for payment by the Corporation or other distribution of cash or other property declared or made directly or indirectly by the Corporation or any affiliate or any person acting on behalf of the Corporation or any of its affiliates with respect to any shares of Common Stock, Preferred Stock or other capital stock over which the Series A Preferred Stock has preference or priority in the payments of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation ("Junior Stock"), nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking-fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation or any affiliate or any person acting on behalf of the Corporation or any of its affiliates (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation or any affiliate or any person acting on behalf of the Corporation or any of its affiliates unless in each case (x) the full Preferred Dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Series A Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for the current dividend periods with respect to the Series A Preferred Stock and (y) sufficient funds shall have been paid or set apart for the payment of the full Preferred Dividend for the current dividend period with respect to the Series A Preferred Stock.

               (d) If and whenever a quarterly Preferred Dividend is not paid on a Dividend Payment Date (whether or not declared), then the amount of such Preferred Dividend remaining in arrears and unpaid from time to time shall bear interest from such Dividend Payment Date until the date it is paid in full at an annual rate equal to ten percent (10%). Interest payable in respect of Preferred Dividends which are in arrears shall be computed on the basis of twelve (12), thirty (30) day months and a 360-day year. No payment shall be applied to the Preferred Dividend due on a Dividend Payment Date unless and until all arrears, including interest thereon, with respect to accumulated, accrued but unpaid Preferred Dividends shall have been paid.

        Section 3.    Liquidation, Dissolution, or Winding Up.

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               (a) In the event of any liquidation,  dissolution,  or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes and before any sums shall be paid or any assets distributed among the holders of shares of any other class or series of capital stock of the Corporation, including Common Stock, an amount per share equal to One and 10/100's Dollar ($1.10) ("Base Preference Amount") plus an amount equal to all the accrued but unpaid Preferred Dividends (whether or not declared), and the amount equal to all interest, if any, on any Preferred Dividends in arrears, in each case to the date of final distribution to such holders (the "Preference Amount"). The Preference Amount shall be adjusted commencing twelve (12) months after the Original Issue Date, by increasing the Base Preference Amount to One and 20/100's Dollars ($1.20), and thereafter on each succeeding twelve (12) month anniversary of the Original Issue Date the Preference Amount shall be increased by an amount equal to seven percent (7%) of the Base Preference Amount in effect for the preceding twelve (12) month period, such that during the third, fourth and fifth years following the Original Issue Date, the Preference Amount shall be $1.284, $1.37388, and $1.4700516 respectively, and so on, on each anniversary of the Original Issue Date until all of the outstanding shares of Series A Preferred Stock shall have been redeemed or converted as provided in this Certificate of Designations. Until the holders of the Series A Preferred Stock have been paid the Preference Amount in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the Preference Amount then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Preference Amount each such holder is otherwise entitled to receive. After payment of the Preference Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, holders of the Series A Preferred Stock shall not be entitled to participate in the distribution of any remaining assets of the Corporation.

               (b) Any consolidation, merger or a statutory share exchange (other than (i) merger with a wholly-owned subsidiary of the Corporation, (ii) a mere reincorporation transaction, or (iii) a merger pursuant to which the Corporation is the surviving entity and the capitalization of the Corporation remains unchanged) in which the outstanding shares of capital stock of the Corporation are exchanged for securities or other consideration of or from another corporation, or a sale of all or substantially all the assets or stock of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3, and shall entitle the holders of the Series A Preferred Stock to receive on the effective date of such event the Preference Amount, in cash, securities or other property; provided, however, that any such event shall not be so regarded as a liquidation, dissolution, or winding up of the affairs of the Corporation with respect to the Series A Preferred Stock if the holders of two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock approve such event or elect not to have any such event deemed to be a liquidation, dissolution, or winding up of the affairs of the Corporation by giving written notice thereof to the Corporation at least ten (10) days prior to the effective date of such event.

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               (c)  Whenever  the  distribution  provided  for in this Section 3 shall be paid in property other than cash, the value of such distribution shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

        Section 4.    Voting Rights.

               (a) Except as otherwise required by law, or as specifically provided herein, the holders of Series A Preferred Stock shall have no voting rights and powers; provided, however, the holders of Series A Preferred Stock shall be entitled to vote pursuant to the provisions of Sections 4(b) and 4(c), which govern the rights of the holders of Series A Preferred Stock with respect to the election or removal of directors. Notwithstanding the foregoing, the holders of the Series A Preferred Stock shall be entitled to notice of and to attend any stockholders' meeting.

               (b) For a period of twenty-four (24) months from and after the Original Issue Date, the holders of the Series A Preferred Stock, voting separately as one class, shall have the exclusive and special right at all times to elect two (2) directors (the "Preferred Directors") to the Board of Directors of the Corporation provided, however, that so long as any shares of Series A Preferred Stock are outstanding, the Board of Directors shall not consist of more than five (5) members, unless the Preferred Directors voting as a class, shall have previously approved any such increase to the Board of Directors beyond five (5) members. The Preferred Directors shall be elected by the vote of the holders of a majority, and removed by the vote of the holders of two-thirds (2/3), of the shares of Series A Preferred Stock then outstanding. The right of holders of the Series A Preferred Stock contained in this Section 4(b) may be exercised either at a special meeting of the holders of Series A Preferred Stock or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. Upon the written request of the holders of record of at least a majority of the Series A Preferred Stock then outstanding, the Secretary of the Corporation shall call a special meeting of the holders of Series A Preferred Stock for the purpose of
(i) removing any Preferred Directors elected pursuant to this Section 4(b) and/or (ii) electing a director to fill a vacancy of the directorship authorized to be filled by the holders of Series A Preferred Stock pursuant to this Section 4(b). Such meeting shall be held at the earliest practicable date permitted by law. At any meeting held for the purpose of electing or removing a Preferred Directors, the presence, in person or by proxy, of the holders of record of a majority of the Series A Preferred Stock then outstanding shall be required to constitute a quorum of the Series A Preferred Stock for such election. A vacancy in the directorship to be elected by the holders of Series A Preferred Stock pursuant to this Section 4(b) may be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the shares of Series A Preferred Stock then outstanding and may not be filled by the remaining directors.

                (c) If and whenever two (2) quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased to a number which allows for holders of the Series A Preferred Stock to elect a majority of the entire Board of Directors at a special meeting of stockholders called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock (together with interest on dividends in arrears pursuant to Section 2(d) above) shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock to elect such additional directors shall cease (but subject always to the same provision

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of the vesting of such special voting rights in the case of any similar future arrearages in two (2) quarterly dividends), and the terms of office of all persons elected as additional directors by the holders of the Series A Preferred Stock pursuant to this Section 4(c) shall forthwith terminate and, if necessary, the number of the Board of Directors shall be reduced accordingly. At any time after such additional voting power shall have been so vested in the holders of the Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of Series A Preferred stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock for the election of the additional directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty (20) days after receipt of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The additional Preferred Directors elected at any special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the additional Preferred Directors, a successor shall be elected by the Board of Directors, upon the nomination of the then remaining Preferred Directors or the successor of such remaining directors, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as above provided.

        Section 5. Conversion Rights. The holders of the Series A Preferred Stock shall have the following conversion rights:

                (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible at any time, and from time to time, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar ($1.00) (the "Numerator") by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") initially shall be One and No/100 Dollars ($1.00). Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The conversion rights of the holders of Series A Preferred Stock shall terminate (i) in the event of a liquidation of the Corporation, at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock; and (ii) in the event shares of Series A Preferred Stock are called for redemption pursuant to Section 7 hereof, at the close of business on the Redemption Date (as defined in Section 7(a) below), unless the Corporation shall default in making payment in full of the Redemption Price.

                (b) Adjustment to Conversion Price Upon Occurrence of Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price for the Series A Preferred Stock, simultaneously with the happening of such Extraordinary Common Stock Event, shall be adjusted by multiplying the then-effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such

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Extraordinary Common Stock Event, and the product so obtained thereafter shall be the Conversion Price for the Series A Preferred Stock. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event(s). "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a stock split or subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a reverse stock split or combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                (c) Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 5(b) hereof, or a reorganization, merger, share exchange, consolidation, or sale of assets provided for in Section 5(d) hereof), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such recapitalization, reclassification, or other change by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, or change, all subject to further adjustment as provided herein.

                (d) Capital Reorganization, Merger, Share Exchange, Consolidation, or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock, including a merger, share exchange, consolidation, or sale of all or substantially all of the assets of the Corporation (other than a subdivision or combination of shares or stock dividend provided for in Section 5(b) hereof or a recapitalization or reclassification provided for in Section 5(c) hereof), then, as a part of such reorganization, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of each share of the Series A Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization would have been entitled to receive. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares acquired upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. Notwithstanding the foregoing, in the case of a consolidation, merger, share exchange, or sale of all or substantially all the assets of the Corporation, the provisions of Section 3(b) shall apply to the Series A Preferred Stock, and this Section 5(d) shall not apply, unless, as provided in Section 3(b) the holders of two-thirds (2/3) of the outstanding shares of Series A Preferred Stock elect that such event shall not be deemed to be a liquidation, dissolution, or winding up of the affairs of the Corporation.

               (e)    Certain Dilutive Issues.

                      (i) Special Definitions. For purposes of this Section 5(e), the following definitions apply:

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                        (1) "Options" shall mean rights, options, or warrants to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below), except for (A) warrants to purchase an aggregate of 2,000,000 shares of Common Stock outstanding on the Original Issue Date (the "Anti-Dilution Warrants"); (B) warrants to purchase an aggregate of 1,000,000 shares of Common Stock granted and reserved for issuance on the Original Issue Date (the "Unit Warrants") and (C) options to purchase shares of Common Stock of the Corporation pursuant to an Incentive Stock Plan of the Corporation approved by the holders of shares of Common Stock and Series A Preferred Stock, voting as classes, provided such options each are exercisable at a price equal to the fair market value of the Common Stock on the date such option was granted ("Approved ISOs").

                        (2) "Convertible Securities" shall mean any evidences of indebtedness, shares of stock (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                        (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 5(e)(iii)) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable upon (i) conversion of shares of Series A Preferred Stock or as a dividend or distribution on Series A Preferred Stock;
(ii) the exercise of the Anti-Dilution Warrants; (iii) the exercise of the Unit Warrants; and (iv) the exercise of the Approved ISO's.

                    (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the number of shares of Common Stock into which shares of Series A Preferred Stock is convertible shall be made, by adjustment in the Conversion Price, unless the consideration per share (determined pursuant to Section 5(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Fair Market Value (as defined in Section 5(h) below) on the date of the issue of such Additional Shares of Common Stock.

                    (iii) Issue of Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(e)(v) hereof) of such Additional Shares of Common Stock would be less than the Fair Market Value (as defined in Section 5(h) below) on the date of such issue, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                        (1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

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                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of shares of Series A Preferred Stock;

                  (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                        (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to Section 5(e)(iii)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price prior to the initial adjustment to which the readjustment applies, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the date of the initial adjustment date and such readjustment date; and

                    (5) in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was initially made upon the issuance of such unexercised Option or unconverted Convertible Security, been made upon the basis of such subsequent change, but

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no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(e)(iii)), without consideration or for a consideration per share less than the Fair Market Value (as defined in Section 5(h) below) on the date of such issue, then and in such event, the Conversion Price shall be reduced to a price (calculated to the nearest cent) equal to either (A) the per share consideration for such Additional Shares of Common Stock (or deemed Additional Shares of Common Stock) pursuant to Section 5(e)(iii), or (B) in the case of Additional Shares of Common Stock issued (or deemed to have been issued) without consideration, the par value of the Common Stock. The provisions of this Section 5(e)(iv) do not apply if the provisions of any of Section 5(b), (c) or (d) apply.

                    (v) Determination of Consideration. The consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (1) Cash, Property, and Other Consideration. Such consideration shall:

                        (A) insofar as it consists of cash, be computed as the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                        (B) insofar as it consists of property, services, or other consideration other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of the consideration so received, computed as provided in clauses (a) and (b) above, as is determined in good faith by the Board of Directors.

                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be deemed to be the sum of the consideration paid for such Option or Convertible Security, if any, plus the lowest consideration per share then payable upon the exercise of Options, as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein designed to protect against dilution. If Options or Convertible Securities are issued together with other securities or instruments of the Corporation, the Board of Directors shall determine in good faith the amount of consideration paid for such Option or Convertible Securities.

               (f) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Conversion Price of the Series A Preferred Stock, the Corporation will furnish each

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

holder of the Series A Preferred Stock with a certificate prepared by the Chief Financial Officer of the Corporation showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

               (g) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, accompanied by written notice to the Corporation at that office that such stockholder elects to convert such shares (a "Conversion Notice"). The Conversion Notice also shall state the name(s) and address(es) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when the Conversion Notice is received by the Corporation together with the certificate(s) representing the shares of Series A Preferred Stock being converted shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate(s) as it may request of the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5 and cash, as provided in Section 5(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as a holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

               (h) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock that otherwise would be issuable upon conversion of a series of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Fair Market Value price per share of the Common Stock at the close of business on the Conversion Date. "Fair Market Value" shall mean (i) in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Corporation, (iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the Wall Street Journal, or if there are no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported, and (iv) in the case of a security determined by the Corporation's Board of Directors as not having an active quoted market or in the case of other property, such fair market value

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


as shall be determined by the Board of Directors. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

               (i) Reservation of Common Stock. The Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

        Section 6. Restrictions and Limitations: Holders of Series A Preferred Stock Voting as a Class; and Preferred Directors Voting as a Class.

               (a) So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, neither the Corporation, nor any subsidiary of the Corporation mutatis mutandis, will take any of the following actions without the affirmative vote or consent (with each share of Series A Preferred Stock being entitled to one vote) of the holders of at least two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock voting as a class, given in writing or by resolution adopted at a meeting called for such purpose:

                    (i) amend the Certificate of Incorporation or Bylaws of the Corporation if such amendment would:

                        (1) reduce the Dividend Rate on the Series A Preferred Stock provided for herein, make such dividends noncumulative, defer the date from which dividends will accrue, cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                        (2) reduce the amount payable to the holders of the Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock;

                        (3) reduce the Redemption Price specified in Section 7 hereof with respect to the Series A Preferred Stock;

                        (4) cancel or modify the conversion rights of the Series A Preferred Stock provided for in Section 5 hereof; or

                        (5) adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of Series A Preferred Stock; provided that no issuance of equity securities which shall have been approved under Section 6(a)(iv) hereof (or which does not require approval under such Section 6(a)(iv)) shall be deemed to have such an adverse effect.

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


                    (ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred Stock otherwise than by redemption of Series A Preferred Stock in accordance with Section 7 hereof or by conversion in accordance with
Section 5 hereof;

                   (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Junior Stock, except for a purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Corporation or any subsidiary;

                    (iv) authorize or issue, or obligate itself to issue, any other equity security (1) senior to or on a parity with the Series A Preferred Stock as to dividend rights or redemption rights or liquidation preferences or
(2) which entitles the holders thereof to voting rights equal to at least twenty percent (20%) of the outstanding voting power of all capital stock of the Corporation or to elect directors which constitute twenty percent (20%) or more of the Board of Directors;

                     (v) effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation, merger or a share exchange involving the Corporation or any of its subsidiaries, except (i) a merger with a wholly-owned subsidiary of the Corporation, (ii) a mere reincorporation transaction, (iii) a merger pursuant to which the Corporation is the surviving entity and the capitalization of the Corporation remains unchanged, or (iv) upon an election by the holders of Series A Preferred Stock pursuant to Section 3(b) hereof;

                     (vi) increase or decrease (other than by redemption or as a result of the conversion thereof) the total number of authorized shares of any class or series of capital stock; or

                     (vii) effect any change in the rights or limitations of the Common Stock, or any recapitalization of the Corporation.

               (b) Preferred Directors Voting as a Class. In addition to any other rights of approval attaching to the Series A Preferred Stock under this Certificate of Designations, the approval of the Preferred Directors, voting as a class, shall be required prior to the Corporation, or any subsidiary of the Corporation, issuing additional securities, other than securities underlying the Anti-Dilution Warrants, Unit Warrants or Approved ISO's, entering into a merger, reorganization, share exchange or acquisition transaction, selling all, or substantially all of its assets, or incurring additional indebtedness or making capital expenditures other than in accordance with the Corporation's Business Plan approved as contemplated by Section 7.9(a) of the 5% Series A Convertible Preferred Stock Offshore Securities Purchase Agreement among the Corporation and the holders of shares of Series A Preferred Stock outstanding on the Original Issue Date ("Securities Purchase Agreement").

               (c) Special  Voting  Right.  For a period equal to the greater of
(a) twenty-four (24) months from the Original Issue Date or (b) the time when there shall be less than 250,000 shares of the Series A Preferred Stock issued and outstanding, in addition to any other remedies available under this Certificate of Designations, at law or in equity, if the Corporation breaches any of the provisions of this Certificate of Designations, including without limitation, the restrictions and limitations set forth in Section 6 of this Certificate of Designations, and/or breaches any covenant contained in Section 7 of the Securities Purchase Agreement, and such breach shall continue for a period of forty-five (45) days after written notice of such breach shall have been sent to the Corporation in accordance with Section 12.12 of the Securities Purchase Agreement, the holders of shares of Series A Preferred Stock will be empowered with a number of votes sufficient to elect a majority of the Board of Directors of the Corporation, which right will be exercisable by TransGlobal Financial Corporation, as financial advisor to the Corporation and holder of a voting proxy over each of the shares of Series A Preferred Stock issued by the Corporation ("Special Voting Right"). The actual number of votes represented by the Special Voting Right upon the occurrence of any particular breach will be equal to (A) the total number of the Corporation's common equivalent shares then outstanding minus (B) the number of shares of Common Stock then held by the purchasers of shares of Common Stock in the Company's equity offering described in the Information Statement of REAADS Medical Products, Inc. ("REAADS"), dated April 8, 1998, as amended by a supplement dated April 23, 1998 describing a proposed merger relating to REAADS and the Company. The Special Voting Right will continue until the first to occur of (i) remedy of the noncompliance or (ii) the date when less than 250,000 shares of Preferred Stock remain outstanding, and upon each and every vesting of the Special Voting Right, the Corporation shall reconstitute the Board of Directors in the manner described in Section 4(c) of the Certificate of Designations.

        Section 7.    Redemption.

                (a) Redemption at the Option of the Corporation. Shares of Series A Preferred Stock shall not be redeemable by the Corporation at any time prior to the second anniversary of the Original Issue Date. On and after the second (2nd) anniversary of the Original Issue Date, at the option of the Corporation, the Corporation may fix a date (the "Redemption Date") on which it shall redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock by paying in cash, out of funds legally available therefor, to the holders thereof and in respect of each such share of Series A Preferred Stock, the Redemption Price (as defined below), (i) at any time prior to the fourth anniversary of the Original Issue Date but only in the event that the average bid price of the Common Stock of the Corporation exceeds Five and No/100 Dollars ($5.00) per share (without giving effect to any stock splits, stock dividends or recapitalizations after the Original Issue Date), with respect to each of the twenty (20) consecutive Trading Days (as defined below) immediately preceding the date of the Redemption Notice (as defined in Section 7(b) below); or (ii) at any time on or after the fourth anniversary of the Original Issue Date. A holder of Series A Preferred Stock may elect, by written notice delivered to the Corporation not less than ten (10) days prior to the Redemption Date, to waive its right to have redeemed all (but not less than all) of the shares of Series A Preferred Stock held by such holder which are eligible to be redeemed on such Redemption Date, provided that on such Redemption Date each such share of Series A Preferred Stock which is not redeemed shall be converted automatically into shares of Common Stock at the Conversion Price then in effect on such Redemption Date. The term "Trading Day" shall mean any day other than Saturday or Sunday on which national securities exchanges are open for trading and trades in the Corporation's Common Stock occur. The term "Redemption Price" shall mean an amount per share equal to the Preference Amount (as the same shall be adjusted from time to time in accordance with Section 3(a) hereof).

               (b) Procedures for Redemption of Series A Preferred Stock. At least thirty (30) days but not more than forty-five (45) days prior to the Redemption Date the Corporation shall mail a written notice, first class postage prepaid, to each holder of record at the close of business on the business day preceding the day on which notice is given, of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying (i) that all shares of Series A Preferred Stock shall be redeemed from such holder, (ii) the Redemption Date, (iii) the Redemption Price,
(iv) the place at which payment may be obtained, (v) advising such holder of its right to elect to waive its right to have all (but not less than all) such shares redeemed and that, if such election is made, such shares of Series A Preferred Stock which are not redeemed shall be converted automatically into shares of Common Stock at the Conversion Price then in effect (setting forth such Conversion Price), and (vi) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, any shares of Series A Preferred Stock redeemed on such Redemption Date shall not be entitled to any further rights as Series A Preferred Stock and shall not be deemed outstanding for any purpose. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the number of shares of Series A Preferred Stock held by each such holder. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will be used immediately to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed, it being understood that any such redemption shall not constitute a waiver by a holder of Series A Preferred Stock of any rights arising from the failure to redeem on the Redemption Date.

        Section 8. No Reissuance of Convertible Series A Preferred Stock; Status of Stock. No share of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to rights, limitations or preferences.

        Section 9. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment.

        Section 10.   Notices of Record Date.  In the event of any:

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

               (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

               (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger, consolidation, or share exchange of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, or any other entity or person; or

               (c) voluntary or involuntary dissolution, liquidation, or winding up the Corporation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the record date for such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, dissolution, liquidation, or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, dissolution, liquidation, or winding up. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

        3. This Certificate of Designations, which will constitute an amendment to the Corporation's Certificate of Incorporation, shall be effective upon filing by the Secretary of State of Nevada.

        IN WITNESS WHEREOF, this Certificate of Designations has been executed and acknowledged by the Corporation's President and Secretary, who hereby affirms and acknowledges that this Certificate of Designations is the act and deed of the Corporation and that the statements made herein are true under the penalties of perjury.

Dated this 12 day of May, 1998.


                                /s/ Mike M. Mustafoglu
                               ------------------------------------
                               Mike M. Mustafoglu, President and Secretary



STATE OF NEVADA                             )
                                            )  SS.:
COUNTY OF SHAWNEE                           )

        On May 12, 1998, personally appeared before me, a Notary Public, Mike M. Mustafoglu, who acknowledged that he executed the above instrument.


                               /s/ Rebecca Lee Plush
                               ----------------------------------
                               Signature of Notary


                                       15